UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 28, 2012

GREENTECH MINING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54548	45-5553453
(State of Incorporation)	(Commission File No.	(IRS Employer ID No.)

1840 Gateway Drive
Suite 200
Foster City, CA 94404
Address of Principal Executive Offices
Zip Code

(650)283-2653
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On June 27, 2012, The Novus Aurum Trust (“Purchaser”) agreed to acquire 26,500,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 1,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, the Novus Aurum Trust., owned 88.3% of the Company’s 30,000,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 11.7% of the total issued and outstanding shares.  Simultaneously to the purchase, the Board appointed and elected Matthew J. Neher as President, Chief Executive Officer, Secretary, Treasurer and Director of the Company and Timothy J. Neher submitted his resignation as President, Secretary, Treasurer, and remained a Director of the Company. The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On June 28, 2012, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,000,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $37,500 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

 Appointment of Director and Principal Officers.

On June 27, 2012, concurrent with the consummation of the share purchase by the Purchaser, Timothy J. Neher submitted his resignation as President, Secretary, Treasurer, and remained a Director of the Company.  The officer resignations became effective on that date.  Simultaneously, the Board appointed and elected Matthew J. Neher as President, Chief Executive Officer, Secretary, Treasurer and Director of the Company.

Matthew Neher - Servers as Chief Executive Officer, President, Secretary, Treasurer and Director of the Company since June 27, 2012.  Mr. Neher is also founder and Chief Executive Officer of Greentech Mining Inc., since 2010 and Greentech Mining Utah, LLC since 2011. Mr. Neher is a serial entrepreneur and seasoned executive with more than 15 years of experience in corporate governance and business development. Prior to co‐founding the Greentech Mining companies, Matthew was Vice President of Wherify Wireless from 1997 through 2008 and contributed to raising over $100M in corporate funding and later played an integral part of taking the company public. Having led the teams that successfully launched products and services in over 19 countries, Matthew has an extensive knowledge base that includes business development, sales and marketing, channel management, contract manufacturing and in country logistics. Successful contract negotiations involved some the world’s premier companies that included Siemens AG, Telcel Mexico, Flextronics and Jabil Manufacturing. Mr. Neher has extensive experience in developing new business opportunities, including the fostering of strategic partnerships and relationships in the emerging technology markets.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of June 27, 2012 by and among Greentech Mining International, Inc. and Novus Aurum Trust.

10.2	Letter dated June 27, 2012 from Accelerated Venture Partners to Greenetech Mining International, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy J. Neher on June 27, 2012.

10.4	Consulting Agreement dated as of June 28, 2012 by and among Greentech Mining International, Inc and Accelerated Venture Partners LLC.

10.5	2012 Employee, Director and Consultant Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2012.

GREENTECH MINING INTERNATIONAL, INC.

/s/ Matthew J. Neher
Matthew J. Neher Chief Executive Officer